UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 6, 2005 (November 30, 2005)

AMERICAN TECHNOLOGY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-24248	87-0361799
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13114 Evening Creek Drive South, San Diego, California	92128
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 679-2114

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On November 30, 2005, our board of directors approved the appointment of Ms. Rose Tomich-Litz as our Vice President, Operations. Ms. Tomich-Litz will report to John Zavoli, our Chief Operating Officer. Ms. Tomich-Litz, age 47, has over 17 years of experience in operations. From December 2002 to June 2004, Ms. Tomich-Litz was Vice President, Operations with Promicro Systems, a manufacturer and distributor of custom computers and servers. Prior to joining Promicro Systems, Ms. Tomich-Litz was Vice President, Operations with Prisa Networks, a manufacturer and distributor of storage area network management software, from June 2000 to January 2002. Ms. Tomich-Litz holds an M.B.A. and a B.S. in Business Administration from San Diego State University.

There were no arrangements or understandings between Ms. Tomich-Litz and any other person pursuant to which Ms. Tomich-Litz was selected as an executive officer. There are no family relationships between Ms. Tomich-Litz and any of our directors and executive officers. Except as described below, there are no transactions between Ms. Tomich-Litz and American Technology Corporation in which Ms. Tomich-Litz has a direct or indirect material interest which we are required to report.

Ms. Tomich-Litz's employment is terminable at-will by us or by Ms. Tomich-Litz for any reason, with or without notice. Ms. Tomich-Litz's annual salary is $157,500, and she participates in bonus, benefit and other incentives at the discretion of the compensation committee of our board of directors. Management has agreed to recommend that Ms. Tomich-Litz be granted an option to purchase 100,000 shares of common stock at the next meeting of the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TECHNOLOGY CORPORATION

Date: December 6, 2005	By:	/s/ MICHAEL A. RUSSELL

Michael A. Russell Chief Financial Officer